Exhibit 10.1

May 24, 2006

PERSONAL & CONFIDENTIAL

OVERNIGHT COURIER DELIVERY

James Haefner

47 Coastal Oak

Aliso Viejo, CA 92656

Re:	Separation Package And Agreement

Dear Jim,

This letter serves to confirm that your employment with BioLase Technology, Inc. (the “Company”) has terminated on May 12, 2006 (the “Separation Date”) and to memorialize the agreement between you and the Company with respect to matters arising out of your employment and/or the termination of your employment with the Company (hereinafter the “Agreement”).

1. Payment of Wages and Vacation Pay. You acknowledge that you have received a check for all wages owed to you, less all applicable deductions and withholdings, through the Separation Date. You also acknowledge that you received a separate check for the payment of all accrued, but unused, vacation pay. These checks were express delivered to you on May 15, 2006.

2. Severance Benefits. Upon the execution of this Agreement and upon expiration of the Revocation Period defined and addressed in Paragraph 26 below, and if you do not exercise your right to revoke this Agreement during the Revocation Period, the Company shall pay you:

a. Six (6) months of your base salary, which amounts to one-hundred thousand dollars ($100,000), less applicable withholdings and deductions. The sum will be paid in regular semi-monthly installments over 12 semi-monthly pay cycles, commencing on the date the Revocation Period expires.

b. The equivalent to half of the commission(s) that you would have otherwise been entitled to receive for the quarter ending June 30, 2006 pursuant to the terms of the EVP Sales Commission Plan, which was attached to your offer letter dated December 27, 2004. Said commission(s) payment shall be paid on the day the Company first makes its regular payroll following the official release of the 2nd quarter results.

The cash payment plus the agreement to pay you a commission(s) referenced in this Paragraph 2 are hereinafter referred to as the “Separation Benefit.” Your receipt of the Separation Benefit is conditioned upon your full performance of this Agreement. You acknowledge and agree that but for you executing this Agreement, you would not be entitled to the Separation Benefit. In particular, you acknowledge and agree that but for you signing this Agreement, you would have only been entitled to receive four (4) months worth of your base salary upon the termination of your employment without cause (pursuant to the terms of your offer letter dated December 27, 2004) and, separately, you would not have been entitled to receive the full amount of the commissions you are now entitled to be paid given your employment ceased prior to the end of 2nd quarter.

You understand and agree that you will receive only the payments and benefits specifically stated in this Agreement, and that you will not receive any other termination or severance payment, any compensation or any other benefits that the Company may provide to its employees from time to time or which the Company has provided to others at any time prior to the date of this Agreement (including, but not limited to, outplacement services, bonuses, rights to cash payments arising from the issuance of the Company’s stock or options to purchase the Company’s stock), except those benefits previously provided in which you may have a vested right solely as a consequence of your employment with the Company prior to the Separation Date. You waive and release your rights to any such termination or severance payments and any such other compensation, perquisites or benefits that you might otherwise be entitled to receive pursuant to the Company’s policies or practice.

3. Stock Options. You acknowledge and agree that on January 24, 2005 the Company granted you options to purchase 80,000 shares of the Company’s common stock in accordance with the terms and conditions of the 2002 Stock Incentive Plan (the “2002 Plan”). You acknowledge and agree that on June 1, 2005 the Company granted you options to purchase 20,000 shares of the Company’s common stock in accordance with the terms and conditions of the 2002 Plan. You acknowledge and agree that on December 2, 2005 the Company granted you options to purchase 20,000 shares of the Company’s common stock in accordance with the terms and conditions of the 2002 Plan. The stock option grants referenced in this Paragraph 3 is referred to hereinafter as the “Options.” You acknowledge and agree that other than the Options, you have not been granted any additional options to purchase any additional shares of the Company’s common stock. You understand and agree that the Options were granted to you, and are, subject to and in accordance with the terms of the 2002 Plan. You acknowledge and agree to be bound by the terms of the 2002 Plan as well as the terms set forth in this Paragraph 3. To the extent there is any inconsistency or difference between the terms set forth in this Paragraph 3 and the terms of the 2002 Plan, you acknowledge and agree that the terms of the 2002 Plan shall control.

As of your Separation Date, the Company’s records indicate that you have 120,000 vested Options. If you believe otherwise, please indicate in writing why you believe this is the case and provide the Company’s Human Resources Director with such writing prior to executing this Agreement.

4. Release of Claims. You understand that on behalf of yourself, your heirs and assigns, you fully and forever release and discharge the Company, its current, former, and future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees, and assigns (collectively, the “Releasees”) from any and all claims, causes of action, and liabilities, known or unknown, foreseen or unforeseen, arising out of or relating in any way to your employment with the Company, including, but not limited to, the recruitment, offer, terms and condition, and termination/resignation, of your employment with the Company. You understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims you may have for unemployment compensation and worker’s compensation. You acknowledge that you do not presently believe you have suffered any work-related injury or illness.

5. Release of Unknown Claims. You acknowledge that you may discover facts different from those that you now believe to be true. You agree that this Release shall remain effective even if you later discover different facts. You waive all rights conferred by Section 1542 of the California Civil Code which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. No Other Wages or Benefits Due. Except as described in this Agreement, you acknowledge and agree that you have been paid all wages and attendant benefits due you from the Company in consideration of the services you rendered while employed by the Company, including but not limited to vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, commissions, payments due you from the Company pursuant to any agreement or other contract to which you and/or the Company was a party, and any and all monetary or other benefits that are or were due you pursuant to policies of the Company (or any agreements) in effect prior to the Separation Date. You represent that you are not aware of any facts which would in any way give rise to any claim by you concerning wages and/or benefits owed to you by the Company.

7. Return of Company Property. You represent that you have returned to the Company, all Company documents, information, and property, including, but not limited to, keys, reports, files, records, software, client lists, manuals, financial statements, computer documentation, and instruction manuals, and any and all copies thereof, as well as any Company equipment that you had in your possession or under your control.

8. Non-Assignment of Claims. You represent and warrant that you are the sole owner of all claims relating to your employment with the Company the cessation thereof, and that you have not assigned or transferred any claims relating to your employment to any other person or entity. You understand and agree that this Agreement shall not be construed at any time as an admission of liability or wrongdoing by the Company or the Releasees.

9. Proprietary Information. You acknowledge that due to the position you have occupied and the responsibilities you have had at the Company, you have received confidential information concerning the Company’s procedures, customers, prospective customers, sales, prices, contracts, and the like. You hereby promise and agree that, unless compelled by valid legal process, you will not disclose (or offer) to any third party and will keep confidential all trade secret information (as defined by the Uniform Trade Secrets Act) and/or non-trade secret information you have received while employed by the Company concerning the Company’s products and procedures, the identities of the Company’s customers and/or prospective customers, the Company’s sales, the Company’s prices, the terms of any of the Company’s contracts/agreements with its customers and/or other third parties, information related to the Company’s finances and/or its taxes, and the like that have been maintained in confidence by the Company. You specifically confirm that you will continue to comply with the terms of the Biolase Technology, Inc Proprietary Information Agreement executed by you on February 7, 2005 and that the proprietary information agreement will survive this Agreement and remain in full force and effect.

10. Non-Solicitation of Employees and Customers. You agree that for a period of one (1) year following the Separation Date, you will not, directly or indirectly, through any other individual or entity, solicit, entice or induce any employee of the Company, to cease his or her employment with the Company, and you will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity. You also agree that, for a period of one (1) year following the Separation Date, you will not, without the prior written approval of the Company’s Board of Directors, directly or indirectly, through any other individual or entity, solicit, entice or induce any business from any of the Company’s customers (including actively sought prospective customers) or suppliers/vendors the identity of whom, or information concerning which, rises to the level of a “trade secret” within the meaning of the Uniform Trade Secrets Act.

11. No Prior Claims. You represent that you have not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court for any alleged liability, unpaid wages, back or front pay, damages, overtime, bonus, commissions, restitution, vacation pay, severance payments, interest, penalties, costs, or attorneys’ fees, which in any way arise from or are related or in any manner incidental to the matters encompassed in the Agreement, your employment with the Company and/or the cessation of that employment, and that you will not do so at any time hereafter. Additionally, you represent that if any agency or court assumes jurisdiction over any such complaint, claim, or action against the Company or any of its present or future subsidiaries, parent company(s), successors-in-interest, or any of these entities’ officers, agents, directors, supervisors, employees, or representatives which was filed by or on behalf of yourself, you will direct that agency or court to withdraw from or dismiss with prejudice the matter.

12. Confidentiality of this Agreement. You agree that you will keep the terms of this Agreement confidential and that you will not hereafter disclose the terms of this Agreement to anyone, except that you may make such disclosures as are required by law which are necessary for legitimate law enforcement or compliance purposes, or which are necessary in the preparation of tax returns.

13. Non-Derogatory Statements. You agree that during the term of this Agreement and for a period of ten (10) years thereafter, you shall not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the Company, or any of its directors, officers, agents, employees, contractors, or affiliated persons or entities. You also agree that unless compelled by valid legal process you will not give or offer to provide any statements, testimony or the like in connection with any claim, action, or demand (being contemplated or) brought against the Company which concerns the Company, your employment or the cessation of your employment with the Company, the Company’s business practices, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, its directors, officers, agents, employees, contractors, or affiliated persons or entities. Further, you agree that if you agree that should you be called as a witness or to provide testimony in any case, action, and/or proceeding concerning the Company, you and/or your counsel will contact the Company’s counsel of record, Mark A. Romeo of PILLSBURY WINTHROP SHAW PITTMAN LLP (at 714.436.6859) immediately, but in no event later than 10 days before you are to be deposed or to testify as a witness so that the Company can take whatever precautionary measures it deems necessary to protect from disclosure any of its proprietary and/or confidential information and/or documents.

You hereby agree to provide any and all necessary assistance to and cooperation with the Company if called upon by the Company with regard to any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by any third party against the Company or any of the Releasees and which may involve facts or knowledge of which you may be aware as a result of your employment or position with the Company.

If you breach any provision of this Agreement, including the confidentiality obligations described in Paragraph 9 or Paragraph 12 above, or the Non-Disparagement clause set forth in this Paragraph 13, then in addition to and without limiting other remedies of the Company, the payments of the Separation Benefit shall immediately and forever cease and you shall repay the Company the entire amount of the Separation Benefit (or the full value and cost of non-cash items) that you have received through the date of the breach of the above-referenced Paragraphs 9, 12, and/or 13. The return of such sum shall not negate or affect your release of all claims under this Agreement in any way or any other remedy available to the Company.

14. No Evidence of Unfair, Improper or Unlawful Conduct. By signing this letter below, you hereby represent that you are not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which you have any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

15. No Further Communications with Company. You agree that you will not directly or indirectly, through any individual or entity, contact or communicate (either orally, by letter, email or by any other means) with the Company and/or any of its officers, directors, and/or employees, to in any way harass, intimidate, or coerce any of them with respect to any matter(s) arising from or related to the recruitment, offer, terms and conditions, and/or termination/separation/resignation, of your employment with the Company, and/or with respect to the terms of this Agreement.

16. Prior Agreements. You understand and agree that this Agreement supersedes and replaces all previous agreements between you and the Company (collectively, “Prior Agreements”), whether express or implied, oral or written, except that the obligations set forth in the Biolase Technology Proprietary Information Agreement executed by you on February 7, 2005 and the Biolase Technology, Inc. 2002 Stock Incentive Plan are continuing and nothing in this Agreement is intended to modify, amend, cancel or supersede the provisions contained in those agreements. Further, this Agreement does not affect your eligibility for any employee benefits for which you may continue to be eligible as a former employee, pursuant to the terms of the employee benefits plans in which you have participated in the past as provided herein. Other than these exceptions noted in the preceding two sentences, you understand that all Prior Agreements are terminated and that neither you nor the Company nor the Releasees have any continuing rights or obligations under any such agreement.

17. Entire Agreement. You acknowledge and agree that no promises or representations were made to you which do not appear in this Agreement, and that subject to the exceptions set forth in Paragraph 16, this Agreement contains the entire agreement between you and the Company on the subject matters covered in it. You acknowledge and agree that you enter into this Agreement based upon your own judgment and not in reliance upon any representations or promises made by the Company or anyone acting on behalf of the Company, other than those contained within this Agreement. You further agree that if any of the facts or matters upon which you now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

18. Modifications to Agreement. You acknowledge that any modifications to this Agreement must be in writing and signed by you and the President of the Company to be binding.

19. Review of Agreement by Attorney. You represent that you have carefully read and fully understand this entire Agreement and that you are voluntarily entering into this Agreement. You also acknowledge and understand that the Company recommends that you discuss this Agreement with an attorney prior to executing this Agreement.

20. Severability. If any provision of this Agreement, other than those contained in Paragraphs 4 and 5, is held to be invalid, such invalidity shall not affect other provisions which can be given effect without the invalid provision, and, to this end, the provisions of this Agreement are deemed severable; provided, however, that if you are declared entitled to litigate any claims settled by the terms of this letter, then you shall remit to the Company the Separation Benefit paid pursuant to Paragraph 2 (together with interest thereon) prior to and as a condition precedent to the commencement or continuation of any proceedings related to such claims.

21. Interpretation of this Agreement. For purposes of interpreting or construing any of the provisions of this Agreement, neither party shall be deemed to be the drafter of this Agreement. This Agreement shall be interpreted in accordance with its fair meaning, and not strictly for or against either party. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California. This Agreement was entered into in the State of California. Paragraph headings used in this Agreement are for convenience only and shall not used to construe the meaning or intent or be deemed to be part of this Agreement.

22. Execution of Agreement. This Agreement may be executed in counterparts and facsimile signatures shall be construed to be the same as an original signature for purposes of this Agreement. Further, all such counterparts shall constitute one instrument binding on the parties in accordance therewith.

23. Remedies for Breach of Agreement. Each party understands and agrees that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek all available relief, including, but not limited to, the right to seek injunctive relief and/or assert a claim(s) for damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

24. Dispute Resolution. If any dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, is not resolved promptly in the ordinary course of business, the dispute shall be settled solely by binding arbitration under the current rules of the American Arbitration Association (“AAA”), with respect to the AAA’s National Rules for the Resolution of Employment Disputes, strictly in accordance with the terms of this Agreement and the substantive and procedural laws of the State of California.

Unless the parties otherwise agree, the parties shall have the same rights to discovery as they ordinarily would have had had this dispute been the subject of a legal action filed in a State Court of California. The arbitration shall be conducted at AAA’s regional office located in Orange County, California before one arbitrator. The arbitrator in any arbitration shall be experienced in the areas of law raised by the subject matter of the dispute. Lists of prospective arbitrators shall include retired judges. Notwithstanding the AAA rules, (a) any party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b) if the arbitrator appointment cannot be made from the initial list of prospective arbitrators circulated by the AAA, a second and, if necessary, a third list shall be circulated and exhausted before the AAA is empowered to make the appointment. Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction. The parties hereto knowingly waive and relinquish their respective rights to a jury or court trial of any dispute between them regarding this Agreement. The Company shall bear the cost of such AAA arbitration (including, but not limited to, the fees charged by the AAA and/or the arbitrator), except that you will be required to pay the amount of costs which equal but do not exceed the cost of initiating an action in a State Court of California.

25. Voluntary Agreement; No Other Inducement/Duress. By signing this Agreement, you acknowledge and agree that you enter into this Agreement knowingly and voluntarily, and without duress or undue influence of any kind, that you have had sufficient opportunity to consult with legal counsel of your choice, and that you do not rely, and have not relied, on any fact, representation, statement or assumption other than as specifically set forth in this Agreement.

26. Consideration and Revocation of Agreement. You understand that you are entitled to have twenty-one (21) days from receipt of this Agreement to consider the Agreement, and that if you sign this Agreement before expiration of the twenty-one day consideration period, you voluntarily waive any remaining consideration period. You understand that you have seven (7) days following the signing of this Agreement to revoke it in writing (the “Revocation Period”), and that this Agreement shall not be effective or enforceable until the Revocation Period has passed. You understand that you will not receive the Separation Benefits until the Company receives this executed Agreement from you and the seven-day Revocation Period has passed. You also acknowledge and understand that any revocation of this Agreement by you must be made in writing and hand (or personally) delivered to the Company, attention Jodie Saunderson, at 4 Cromwell, Irvine, CA 92618 within the seven day Revocation Period.

Sincerely,

By:	/S/ JODIE SAUNDERSON

* * * *

ACCEPTANCE OF SEPARATION PACKAGE AND AGREEMENT

I have read the foregoing Agreement carefully, understand and agree to the terms and conditions contained herein. No promises or representations apart from those specifically contained in the Agreement have been made to me by anyone. I sign this Agreement voluntarily and freely, in duplicate, with the understanding that one counterpart will be retained by the Company and the other counterpart will be retained by me. I understand that the Company has recommended that I obtain independent legal advice regarding the matters contained in this Agreement.

Dated: June 7, 2006	/s/ JAMES HAEFNER
James Haefner
47 Coastal Oak
Aliso Viejo, CA 92656